Exhibit 99.1

Trovagene to Present at the Sidoti & Company Spring 2017 Convention

SAN DIEGO, CA — March 21, 2017 — Trovagene, Inc. (NASDAQ: TROV), a precision medicine biotechnology company, today announced that its Chief Executive Officer, Bill Welch, will present at the Sidoti & Company Spring 2017 Convention on March 29th at 9:15 AM EDT. Bill Welch, and Chief Scientific Officer, Mark Erlander, Ph.D., will also be available to meet with investors during the convention.

The presentation will be webcast live at http://wsw.com/webcast/sidotico3/trov  and can also be accessed through the investor relations web page at www.trovagene.com.   A replay of the presentation will be available at www.trovagene.com and will be archived for 90 days.

About Trovagene, Inc.

Trovagene is a biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics.  Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify clinically actionable markers for predicting response to cancer therapies.  Trovagene offers its PCM technology at its CLIA/CAP — accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics.  For more information, please visit www.trovagene.com.

Trovagene Contact

Vicki Kelemen
Sr. Director, Communications
858-952-7652
vkelemen@trovagene.com

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992